Exhibit 99

NEWS RELEASE
July 28, 2023
Contact:	Mateo Garcia	Telephone: (808) 543-7300
	Director, Investor Relations	E-mail: ir@hei.com

AMERICAN SAVINGS BANK REPORTS SECOND QUARTER 2023 FINANCIAL RESULTS
2Q 2023 Net Income of $20.2 million
Credit Quality Remains Solid
Strong Capital Position with Ample Liquidity

HONOLULU - American Savings Bank, F.S.B. (ASB), a wholly owned subsidiary of Hawaiian Electric Industries, Inc. (NYSE - HE), today reported second quarter 2023 net income of $20.2 million, compared to $18.6 million in the first quarter of 2023 and $17.5 million in the second quarter of 2022.
“Our team delivered solid results in the second quarter, growing net income to $20.2 million,” said Ann Teranishi, president and chief executive officer of ASB. “Credit quality remains strong, indicative of the continued strength and resilience of Hawaii’s economy, consumers, and businesses. ASB’s capital position remains healthy, with liquidity of approximately three times uninsured or uncollateralized deposits. Our loyal and long-tenured deposit base demonstrates the value of our customer relationships,” said Teranishi.
Financial Highlights
Second quarter 2023 net interest income was $63.2 million compared to $64.9 million in the first, or linked quarter of 2023 and $61.8 million in the second quarter of 2022. The lower net interest income compared to the linked quarter was primarily due to higher interest expense from increased wholesale borrowings and certificates of deposit, and lower interest and dividends on investment securities, partially offset by higher interest and fees on loans. The higher net interest income compared to the prior year quarter was primarily due to higher interest and fees on loans, partially offset by higher interest expense. Net interest margin for the second quarter of 2023 was 2.75%, compared to 2.85% in both the linked and prior year quarters.

The second quarter 2023 provision for credit losses was $0.04 million, compared to $1.2 million in the linked quarter and $2.8 million in the second quarter of 2022. As of June 30, 2023, ASB’s allowance for credit losses to outstanding loans was 1.13% compared to 1.18% as of March 31, 2023 and 1.28% as of June 30, 2022.
The net charge-off ratio for the second quarter of 2023 was 0.14%, unchanged from the linked quarter and up from nil in the second quarter of 2022. Nonaccrual loans as a percentage of total loans receivable held for investment were 0.22%, compared to 0.24% in the linked quarter and 0.40% in the prior year quarter.
Noninterest income was $15.6 million in the second quarter of 2023 compared to $14.4 million in the linked quarter and $12.5 million in the second quarter of 2022. The increase compared to the linked and prior year quarters was primarily due to higher bank-owned life insurance income, a gain on sale of real estate and higher fees from other financial services.
Noninterest expense was $53.8 million compared to $54.4 million in the linked quarter and $49.4 million in the second quarter of 2022. The decrease compared to the linked quarter was primarily due to lower deposit account expenses and lower compensation and benefits expenses. The increase compared to the prior year quarter was primarily due to higher compensation and benefits expenses and F.D.I.C. premiums.
Total loans were $6.1 billion as of June 30, 2023, up 2.7% from December 31, 2022, reflecting growth across most of the portfolio.
Total deposits were $8.2 billion as of June 30, 2023, a decrease of 0.08% from December 31, 2022. Core deposits declined 2.8%, while certificates of deposits increased 33.3%. As of June 30, 2023, 86% of deposits were F.D.I.C. insured or fully collateralized, up slightly from 85% as of March 31, 2023, with approximately 79% of deposits F.D.I.C. insured. For the second quarter of 2023, the average cost of funds was 0.83%, up 17 basis points versus the linked quarter and up 78 basis points versus the prior year quarter.
Wholesale funding totaled $750 million as of June 30, 2023, up from $681 million as of March 31, 2023.
For the second quarter of 2023, return on average equity was 16.2%, compared to 15.5% in the linked quarter and 12.2% in the second quarter of 2022. Return on average assets was 0.84% for the second quarter of 2023, compared to 0.78% in the linked quarter and 0.76% in the prior year quarter.
In the second quarter of 2023, ASB paid dividends of $11.0 million to HEI. ASB had a Tier 1 leverage ratio of 7.8% as of June 30, 2023.

HEI EARNINGS RELEASE, HEI WEBCAST AND CONFERENCE CALL TO DISCUSS EARNINGS AND 2023 GUIDANCE
Concurrent with ASB’s regulatory filing 30 days after the end of the quarter, ASB announced its second quarter 2023 financial results today. Please note that these reported results relate only to ASB and are not necessarily indicative of HEI’s consolidated financial results for the second quarter 2023.
HEI plans to announce its second quarter 2023 consolidated financial results on Monday, August 7, 2023 and will also conduct a webcast and conference call at 10:15 a.m. Hawaii time (4:15 p.m. Eastern time) that same day to discuss its consolidated earnings, including ASB’s earnings, and 2023 guidance.
To listen to the conference call, dial 1-833-470-1428 (U.S.) or +1-929-526-1599 (international) and enter passcode 910697. Parties may also access presentation materials and/or listen to the conference call by visiting the conference call link on HEI’s website at www.hei.com under “Investor Relations,” sub-heading “News and Events — Events and Presentations.”
A replay will be available online and via phone. The online replay will be available on HEI’s website about two hours after the event. An audio replay will also be available about two hours after the event through August 21, 2023. To access the audio replay, dial 1-929-458-6194 (U.S.) or +(44)-204-525-0658 (international) and enter passcode 380478.
HEI and Hawaiian Electric Company, Inc. (Hawaiian Electric) intend to continue to use HEI’s website, www.hei.com, as a means of disclosing additional information; such disclosures will be included in the Investor Relations section of the website. Accordingly, investors should routinely monitor the Investor Relations section of HEI’s website, in addition to following HEI’s, Hawaiian Electric’s and ASB’s press releases, HEI’s and Hawaiian Electric’s Securities and Exchange Commission (SEC) filings and HEI’s public conference calls and webcasts. Investors may sign up to receive e-mail alerts via the Investor Relations section of the website. The information on HEI’s website is not incorporated by reference into this document or into HEI’s and Hawaiian Electric’s SEC filings unless, and except to the extent, specifically incorporated by reference.
Investors may also wish to refer to the Public Utilities Commission of the State of Hawaii (PUC) website at dms.puc.hawaii.gov/dms to review documents filed with, and issued by, the PUC. No information on the PUC website is incorporated by reference into this document or into HEI’s and Hawaiian Electric’s SEC filings.

The HEI family of companies provides the energy and financial services that empower much of the economic and community activity of Hawaii. HEI’s electric utility, Hawaiian Electric, supplies power to approximately 95% of Hawaii’s population and is undertaking an ambitious effort to decarbonize its operations and the broader state economy. Its banking subsidiary, ASB, is one of Hawaii’s largest financial institutions, providing a wide array of banking and other financial services and working to advance economic growth, affordability and financial fitness. HEI also helps advance Hawaii’s sustainability goals through investments by its non-regulated subsidiary, Pacific Current. For more information, visit www.hei.com.
FORWARD-LOOKING STATEMENTS
This release may contain “forward-looking statements,” which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as “will,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates” or similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects or possible future actions are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and the accuracy of assumptions concerning HEI and its subsidiaries, the performance of the industries in which they do business and economic, political and market factors, among other things. These forward-looking statements are not guarantees of future performance.
Forward-looking statements in this release should be read in conjunction with the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” discussions (which are incorporated by reference herein) set forth in HEI’s Annual Report on Form 10-K for the year ended December 31, 2022 and HEI’s other periodic reports that discuss important factors that could cause HEI’s results to differ materially from those anticipated in such statements. These forward-looking statements speak only as of the date of the report, presentation or filing in which they are made. Except to the extent required by the federal securities laws, HEI, Hawaiian Electric, ASB and their subsidiaries undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. ###

American Savings Bank, F.S.B.
STATEMENTS OF INCOME DATA
(Unaudited)

	Three months ended			Six months ended June 30
(in thousands)	June 30, 2023	March 31, 2023	June 30, 2022	2023	2022
Interest and dividend income
Interest and fees on loans	$67,966	$64,842	$48,129	$132,808	$94,134
Interest and dividends on investment securities	13,775	14,637	14,693	28,412	28,677
Total interest and dividend income	81,741	79,479	62,822	161,220	122,811
Interest expense
Interest on deposit liabilities	9,661	6,837	921	16,498	1,868
Interest on other borrowings	8,852	7,721	139	16,573	144
Total interest expense	18,513	14,558	1,060	33,071	2,012
Net interest income	63,228	64,921	61,762	128,149	120,799
Provision for credit losses	43	1,175	2,757	1,218	(506)
Net interest income after provision for credit losses	63,185	63,746	59,005	126,931	121,305
Noninterest income
Fees from other financial services	5,009	4,679	4,716	9,688	10,303
Fee income on deposit liabilities	4,504	4,599	4,552	9,103	9,243
Fee income on other financial products	2,768	2,744	2,529	5,512	5,247
Bank-owned life insurance	1,955	1,425	(142)	3,380	539
Mortgage banking income	230	130	372	360	1,449
Gain on sale of real estate	495	—	—	495	1,002
Other income, net	678	801	475	1,479	847
Total noninterest income	15,639	14,378	12,502	30,017	28,630
Noninterest expense
Compensation and employee benefits	29,394	30,204	27,666	59,598	54,881
Occupancy	5,539	5,588	5,467	11,127	11,419
Data processing	5,095	5,012	4,484	10,107	8,635
Services	2,689	2,595	2,522	5,284	4,961
Equipment	2,957	2,646	2,402	5,603	4,731
Office supplies, printing and postage	1,109	1,165	1,073	2,274	2,133
Marketing	834	1,016	934	1,850	1,952
Other expense	6,152	6,191	4,850	12,343	8,899
Total noninterest expense	53,769	54,417	49,398	108,186	97,611
Income before income taxes	25,055	23,707	22,109	48,762	52,324
Income taxes	4,851	5,145	4,643	9,996	10,988
Net income	$20,204	$18,562	$17,466	$38,766	$41,336
Comprehensive income (loss)	$12,994	$36,992	$(71,369)	$49,986	$(169,940)
OTHER BANK INFORMATION (annualized %, except as of period end)
Return on average assets	0.84	0.78	0.76	0.81	0.90
Return on average equity	16.20	15.51	12.17	15.87	13.01
Return on average tangible common equity	19.40	18.73	14.20	19.07	14.95
Net interest margin	2.75	2.85	2.85	2.80	2.82
Efficiency ratio	68.18	68.62	66.52	68.40	65.32
Net charge-offs to average loans outstanding	0.14	0.14	0.00	0.14	0.01
As of period end
Nonaccrual loans to loans receivable held for investment	0.22	0.24	0.40
Allowance for credit losses to loans outstanding	1.13	1.18	1.28
Tangible common equity to tangible assets	4.3	4.3	4.9
Tier-1 leverage ratio	7.8	7.7	7.7
Dividend paid to HEI (via ASB Hawaii, Inc.) ($ in millions)	$11.0	$14.0	$12.0	$25.0	$27.0
This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC. Results of operations for interim periods are not necessarily indicative of results to be expected for future interim periods or the full year.

American Savings Bank, F.S.B.
BALANCE SHEETS DATA
(Unaudited)

(in thousands)	June 30, 2023		December 31, 2022
Assets
Cash and due from banks		$158,170		$153,042
Interest-bearing deposits		9,958		3,107
Cash and cash equivalents		168,128		156,149
Investment securities
Available-for-sale, at fair value		1,368,037		1,429,667
Held-to-maturity, at amortized cost		1,224,917		1,251,747
Stock in Federal Home Loan Bank, at cost		18,000		26,560
Loans held for investment		6,138,182		5,978,906
Allowance for credit losses		(69,068)		(72,216)
Net loans		6,069,114		5,906,690
Loans held for sale, at lower of cost or fair value		6,910		824
Other		683,395		692,143
Goodwill		82,190		82,190
Total assets		$9,620,691		$9,545,970
Liabilities and shareholder’s equity
Deposit liabilities–noninterest-bearing		$2,683,725		$2,811,077
Deposit liabilities–interest-bearing		5,479,510		5,358,619
Other borrowings		750,000		695,120
Other		212,268		212,269
Total liabilities		9,125,503		9,077,085
Common stock		1		1
Additional paid-in capital		357,123		355,806
Retained earnings		463,459		449,693
Accumulated other comprehensive loss, net of tax benefits
Net unrealized losses on securities	$(315,917)		$(328,904)
Retirement benefit plans	(9,478)	(325,395)	(7,711)	(336,615)
Total shareholder’s equity		495,188		468,885
Total liabilities and shareholder’s equity		$9,620,691		$9,545,970

This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC.